Exhibit 5.1
                             August 25, 2000
(949) 451-3800                                              C19142-00001

SMTEK International, Inc.
2151 Anchor Court
Thousand Oaks, California  91320

  Re: Registration Statement on Form S-8 Pursuant to General Instruction E for an Aggregate 360,000 Shares of Common Stock under the SMTEK International, Inc. Amended and Restated 1996 Stock Incentive Plan

Gentlemen:

       We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by SMTEK International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of an additional 250,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), which may be issued under the SMTEK International, Inc. Amended and Restated 1996 Stock Incentive Plan (the "Plan"), permitting an aggregate of 360,000 shares of Common Stock that may be issued under the Plan.

       For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

       On the basis of and in reliance upon the foregoing, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Common Stock, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable, subject, as to enforcement, to (i) bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting the enforcement of creditor's rights generally, and (ii) the effect of general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Plan and upon the availability of injunctive relief or other equitable remedies and the application of principles or equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors rights generally.

       We hereby consent to the filing of this opinion as an exhibit of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                               Very truly yours,

                              /s/ Gibson, Dunn & Crutcher LLP

MWS/RLS